U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 5

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

[_]  Form 3 Holdings Reported

[_]  Form 4 Transactions Reported
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1.   Name and Address of Reporting Person

     San Antonio                      Randall
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   (Last)                            (First)              (Middle)

     2429 Brittany Lane
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                                    (Street)
     Grapevine,                        TX                  76051
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   (City)                            (State)                (Zip)
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2.   Issuer Name and Ticker or Trading Symbol

     Warrantech Corporation - WTEC

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3.   IRS or Social Security Number of Reporting Person (Voluntary)



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4.   Statement for Month/Year

     3/31/00

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5.   If Amendment, Date of Original (Month/Year)



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6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [_]  10% Owner
     [_]  Officer (give title below)           [x]  Other (specify below)

President - Warrantech Direct, Inc.
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7.   Individual or Joint/Group Filing
     (Check applicable line)

     [x]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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
                                                                                                 5.             6.
                                                                 4.                              Amount of      Owner-
                                                                 Securities Acquired (A) or      Securities     ship
                                                                 Disposed of (D)                 Beneficially   Form:     7.
                                                                 (Instr. 3, 4 and 5)             Owned at End   Direct    Nature of
                                      2.            3.           -----------------------------   of Issuer's    (D) or    Indirect
1.                                    Transaction   Transaction                  (A)             Fiscal Year    Indirect  Beneficial
Title of Security                     Date          Code             Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)    (Instr. 8)                   (D)             and 4)         (Instr.4) (Instr. 4)
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
Common Stock                                                                                     10,800(1)      D
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
If the form is filed by more than one Reporting Person, see Instruction 4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print or Type Responses)                    (Over)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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
                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-                      Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise    3.                 Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price   Transac-   4.      or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of      tion Date  Trans-  of (D)        (Month/Day/Year)            Amount  ative    at End    In-     ficial
Title of            Deriv-  (Instr. 8) action  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative   (Month/    Code    4 and 5)      Date     Expira-            Number  ity      Year      (I)      ship
Security            Secur-  Day/       (Instr. ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity     Year)      8)       (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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


Option to purchase  4.56    10/14/99  D(2)            15,000 (3)      (4)      Common    15,000                     D
common stock                                                                   stock
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Option to purchase  4.31    10/14/99  D(2)             5,000 7/22/96  (4)      Common     5,000                     D
common stock                                                                   stock
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Option to purchase  4.31    10/14/99  D(2)             6,960 7/21/97  7/21/06  Common     6,960                     D
common stock                                                                   stock
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Option to purchase  6 1/8   10/14/99  D(2)             9,796 (5)      (4)      Common     9,796            0        D
common stock                                                                   stock
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
Explanation of Responses:

(1)  This number has been previously reported incorrectly.

(2)  Cancellation of option.

(3) This option became exercisable in amounts of 5,000 on each May 1, 1995, 1996 and 1997.

(4) This option would have expired on the fifth year anniversary of the vesting date.

(5) This option would have been exercisable in amounts equal to 3,265.31 on each April 1, 1999, 2000 and 2001.


     /s/ Randall San Antonio                                    5/12/00
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    **Signature of Reporting Person                               Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.